UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2010

STEM CELL THERAPY INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-51931	88-0374180
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13406 Racetrack Road #233, Tampa, FL 33626

(Address of principal executive offices – zip code)

(813) 283-2556

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 5.02 ELECTION OF DIRECTOR OR PRINCIPAL OFFICER

TAMPA, Fla. – February 9, 2010 – Stem Cell Therapy International, Inc. (OTCBB: SCII) announced that Dr. Hoon Han has been elected Chairman of the Company’s Board of Directors effective immediately.

The Company also announced the resignation of Lixian (John) Jiang from all positions with the Company. Lixian (John) Jiang continues to be interested in assisting the Company in an advisory capacity when the Company forms its medical advisory committee.

Dr. Hoon Han has been appointed to the Board of Directors until his respective successor is elected and qualified or until his earlier resignation, removal from office or death.

Dr. Han is the President and Chief Executive Officer of HistoStem Co., Ltd. where he established the first cord blood bank, the first bone marrow bank and the first stem cell bank in Korea. Among his career highlights, Dr. Han has successfully performed a bone marrow transplant between a father and son; he has conducted research proving the existence of stem cells in cord blood and he has developed a cure for intractable diseases such as Buerger’s disease using cord blood stem cells. Dr. Han holds a PhD and an MD from the Catholic Medical University in Seoul, Korea and he has served as a research professor at the University of Southern California Los Angeles, as well as at the Catholic Medical University. He is the Vice President of the Institution of Medical Science, Catholic Medical University; the Chairman of the Korea Society for Biomaterials and a member and director of Experimental Hematology.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

99.1    Press release dated February 9, 2010.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEM CELL THERAPY INTERNATIONAL, INC.

By:	/s/ Andrew J. Norstrud
Name:	Andrew J. Norstrud
Title:	Chief Financial Officer

Date: February 9, 2010